Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire reports FY25 third quarter results

ST. LOUIS (Aug. 5, 2025) – Spire Inc. (NYSE: SR) today reported results for its fiscal 2025 third quarter ended June 30. Highlights include:

•
Third quarter net income of $20.9 million, or $0.29 per diluted share, compared to a loss of $12.6 million, or $(0.28) per share, a year ago
•
Third quarter adjusted earnings* of $4.1 million, or $0.01 per share, compared to a loss of $4.3 million, or $(0.14) per share, a year ago
•
Reaffirm fiscal 2025 adjusted earnings guidance range of $4.40–$4.60
•
Entered into an agreement to acquire the Piedmont Natural Gas Tennessee business from Duke Energy for $2.48 billion; expected to close in first quarter calendar 2026
•
Unanimous stipulation and agreement filed in Spire Missouri rate case, subject to approval by the Missouri Public Service Commission

For fiscal 2025 third quarter, Spire reported adjusted earnings per share of $0.01, an increase of $0.15 compared to last year, reflecting improved results across all segments. Gas Utility earnings benefited from new rates mostly offset by higher operation and maintenance expenses and depreciation expense. Gas Marketing earnings were higher as a result of being well-positioned to create value. Finally, Midstream earnings increased reflecting storage growth due to additional capacity and asset optimization.

“We delivered strong third quarter earnings, reflecting the consistent execution of our long-term strategy centered on investment in infrastructure and operational excellence,” said Scott Doyle, president and chief executive officer of Spire. “As a result, we continue to expect to deliver 2025 adjusted earnings per share in a range of $4.40 to $4.60. Looking ahead, we remain confident in our ability to drive sustainable growth and create long-term value for both our customers and shareholders.

“The acquisition of the Piedmont Natural Gas Tennessee business represents a compelling strategic fit for Spire—expanding our regulated utility footprint in a high-quality jurisdiction while delivering financial benefits. This transaction supports our long-term adjusted earnings per share growth of 5–7% and reinforces our commitment to delivering value to our customers, communities, and shareholders,” Doyle said.

“The unanimous stipulation and agreement filed in the Spire Missouri rate case represents a constructive step forward for our customers and stakeholders. While it remains subject to approval by the Missouri Public Service Commission, we believe this outcome reflects a shared commitment to safely delivering reliable and affordable energy. We appreciate the collaborative engagement of all parties and look forward to the Commission’s review,” Doyle added.

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2025	2024	2025	2024
Adjusted (Loss) Earnings* by Segment
Gas Utility	$(10.0)	$(11.0)
Gas Marketing	5.3	1.0
Midstream	16.2	13.9
Other	(7.4)	(8.2)
Total	$4.1	$(4.3)	$0.01	$(0.14)
Fair value and timing adjustments, pre-tax	22.4	(6.2)	0.37	(0.11)
Acquisition and restructuring activities, pre-tax	—	(4.8)	—	(0.08)
Income tax effect of adjustments	(5.6)	2.7	(0.09)	0.05
Net Income (Loss)	$20.9	$(12.6)	$0.29	$(0.28)
Weighted Average Diluted Shares Outstanding	59.1	57.7

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

Adjusted earnings excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

Gas Utility reported a loss on an adjusted earnings basis of $10.0 million, compared to a loss of $11.0 million in the year-ago period, reflecting improvement at both Spire Missouri and Spire Alabama.

Contribution margin was $4.2 million higher primarily due to higher Spire Missouri Infrastructure System Replacement Surcharge (ISRS) revenues partially offset by lower usage net of weather mitigation at Spire Missouri.

After adjusting for the impact of a pension reclass and bad debt expense, operation and maintenance expense was $5.3 million higher than a year ago, reflecting higher employee costs partially offset by lower insurance claims.

Depreciation expense increased $3.3 million from last year reflecting increased capital investment. Interest expense decreased $1.7 million as a result of lower rates partially offset by higher average debt balances. Gas carrying cost credits decreased by $1.5 million compared to the prior year due to lower gas cost balances.

Gas Marketing

Gas Marketing fiscal 2025 third quarter adjusted earnings were $5.3 million compared to $1.0 million in the prior year. Earnings increased due to the business being well-positioned to create value.

Midstream

Midstream fiscal 2025 third quarter adjusted earnings were $16.2 million, up from $13.9 million in the year-ago period. The improvement was driven by higher storage earnings due to additional capacity and asset optimization, partially offset by higher operation and maintenance expenses.

Other

Spire’s other activities reported an adjusted loss of $7.4 million compared to a loss of $8.2 million in the prior year. The variance in earnings is primarily due to higher returns on non-qualified benefit plans. This benefit was partially offset by higher interest expense reflecting higher short-term balances partially offset by lower short-term rates.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2025	2024	2025	2024
Adjusted Earnings (Loss)* by Segment
Gas Utility	$263.0	$252.8
Gas Marketing	22.3	23.7
Midstream	44.0	20.1
Other	(29.7)	(21.6)
Total	$299.6	$275.0	$4.93	$4.73
Fair value and timing adjustments, pre-tax	15.8	9.2	0.27	0.16
Acquisition and restructuring activities, pre-tax	—	(6.7)	—	(0.12)
Income tax effect of adjustments	(3.9)	(0.7)	(0.07)	(0.01)
Net Income	$311.5	$276.8	$5.13	$4.76
Weighted Average Diluted Shares Outstanding	58.5	55.7

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

For the first nine months of fiscal 2025, Spire reported consolidated net income of $311.5 million ($5.13 per diluted share) compared to prior-year net income of $276.8 million ($4.76 per diluted share). Adjusted earnings were $299.6 million ($4.93 per share) compared to $275.0 million ($4.73 per share) last year. The results reflect growth at the Gas Utility and Midstream segments, partially offset by lower Gas Marketing earnings.

Gas Utility results reflect higher earnings at Spire Missouri and Spire Alabama. Earnings increased due to new rates at Spire Alabama and Spire Missouri ISRS revenues. These items were offset, in part, by unfavorable usage net of impact of weather mitigation at Spire Alabama, higher operation and maintenance expenses and increased depreciation expense.

Gas Marketing adjusted earnings were lower compared to a year ago due to higher storage and transportation fees.

Midstream adjusted earnings increased driven by additional storage capacity, contract renewals at higher rates, asset optimization and the acquisition of MoGas. These items were offset, in part, by higher operation and maintenance expenses due to scale.

Spire’s other activities reflect higher interest expense in the current year and the absence of a prior-year benefit of an interest rate hedge.

Guidance and Outlook

Spire is reaffirming its fiscal 2025 adjusted earnings per share guidance range of $4.40–$4.60 per share. We remain confident in our ability to grow long-term adjusted earnings per share 5–7% driven by an expected long-term 7–8% annualized rate base growth at Spire Missouri, reflecting our robust capital investment plan, and 6% equity growth at Spire Alabama and Spire Gulf.

Our 10-year $7.4 billion capital investment target through fiscal 2034 is driven by investment in infrastructure upgrades and new business in the Gas Utility segment. Expected total capital expenditures for fiscal 2025 has increased to $875 million from $840 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2025 third quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Tuesday, August 5
10 a.m. CT (11 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available approximately one hour following the call until August 12, 2025, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 7161404.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Operating Revenues	$421.9	$414.1	$2,142.3	$2,299.2
Operating Expenses:
Natural gas	103.2	140.9	828.1	1,048.7
Operation and maintenance	130.6	126.7	399.3	395.2
Depreciation and amortization	75.7	71.4	221.7	207.3
Taxes, other than income taxes	43.2	44.4	168.8	179.5
Total Operating Expenses	352.7	383.4	1,617.9	1,830.7
Operating Income	69.2	30.7	524.4	468.5
Interest Expense, Net	49.9	48.8	145.3	151.6
Other Income, Net	4.6	2.4	8.2	27.2
Income (Loss) Before Income Taxes	23.9	(15.7)	387.3	344.1
Income Tax Expense (Benefit)	3.0	(3.1)	75.8	67.3
Net Income (Loss)	20.9	(12.6)	311.5	276.8
Provision for preferred dividends	3.7	3.7	11.1	11.1
Income allocated to participating securities	—	—	0.4	0.4
Net Income (Loss) Available to Common Shareholders	$17.2	$(16.3)	$300.0	$265.3

Weighted Average Number of Shares Outstanding:
Basic	58.9	57.7	58.3	55.6
Diluted	59.1	57.7	58.5	55.7

Basic Earnings (Loss) Per Common Share	$0.29	$(0.28)	$5.14	$4.77
Diluted Earnings (Loss) Per Common Share	$0.29	$(0.28)	$5.13	$4.76
Dividends Declared Per Common Share	$0.785	$0.755	$2.355	$2.265

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2025	2024	2024
ASSETS
Utility Plant	$9,236.2	$8,779.1	$8,612.9
Less: Accumulated depreciation and amortization	2,571.8	2,535.8	2,510.4
Net Utility Plant	6,664.4	6,243.3	6,102.5
Non-utility Property	1,011.2	955.3	917.9
Other Investments	125.4	115.3	112.1
Total Other Property and Investments	1,136.6	1,070.6	1,030.0
Current Assets:
Cash and cash equivalents	13.1	4.5	7.4
Accounts receivable, net	358.0	277.4	318.6
Inventories	224.9	263.9	230.1
Other	184.1	225.5	269.7
Total Current Assets	780.1	771.3	825.8
Deferred Charges and Other Assets	2,815.2	2,775.5	2,752.6
Total Assets	$11,396.3	$10,860.7	$10,710.9

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	2,038.2	1,959.9	1,959.2
Retained earnings	1,179.5	1,018.7	1,093.4
Accumulated other comprehensive income	20.5	12.1	38.6
Total Shareholders' Equity	3,480.2	3,232.7	3,333.2
Temporary equity	5.2	8.6	8.6
Long-term debt (less current portion)	3,498.4	3,704.4	3,422.3
Total Capitalization	6,983.8	6,945.7	6,764.1
Current Liabilities:
Current portion of long-term debt	392.5	42.0	307.0
Notes payable	1,009.5	947.0	771.0
Accounts payable	240.2	237.2	205.2
Accrued liabilities and other	444.3	477.7	426.6
Total Current Liabilities	2,086.5	1,703.9	1,709.8
Deferred Credits and Other Liabilities:
Deferred income taxes	900.4	808.4	819.6
Pension and postretirement benefit costs	105.0	146.7	128.5
Asset retirement obligations	598.6	579.9	596.0
Regulatory liabilities	582.0	535.5	547.5
Other	140.0	140.6	145.4
Total Deferred Credits and Other Liabilities	2,326.0	2,211.1	2,237.0
Total Capitalization and Liabilities	$11,396.3	$10,860.7	$10,710.9

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2025	2024
Operating Activities:
Net Income	$311.5	$276.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	221.7	207.3
Deferred income taxes and investment tax credits	73.5	66.4
Changes in assets and liabilities	(30.0)	273.0
Other	6.2	6.0
Net cash provided by operating activities	582.9	829.5

Investing Activities:
Capital expenditures	(699.7)	(631.5)
Business acquisitions, net of cash acquired	—	(175.9)
Other	3.0	5.4
Net cash used in investing activities	(696.7)	(802.0)

Financing Activities:
Issuance of long-term debt	150.0	175.0
Repayment of long-term debt	(7.0)	(156.6)
Issuance (repayment) of short-term debt, net	62.5	(184.5)
Issuance of common stock	76.0	287.2
Dividends paid on common stock	(135.8)	(124.3)
Dividends paid on preferred stock	(11.1)	(11.1)
Other	(7.6)	(5.3)
Net cash provided by (used in) financing activities	127.0	(19.6)

Net Increase in Cash, Cash Equivalents, and Restricted Cash	13.2	7.9
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	34.9	25.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$48.1	$33.7

Adjusted Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2025
Net (Loss) Income [GAAP]	$(10.0)	$22.1	$16.2	$(7.4)	$20.9	$0.29
Adjustments, pre-tax:
Fair value and timing adjustments	—	(22.4)	—	—	(22.4)	(0.37)
Income tax effect of adjustments (1)	—	5.6	—	—	5.6	0.09
Adjusted (Loss) Earnings [Non-GAAP]	$(10.0)	$5.3	$16.2	$(7.4)	$4.1	$0.01

Three Months Ended June 30, 2024
Net (Loss) Income [GAAP]	$(14.4)	$(3.6)	$13.8	$(8.4)	$(12.6)	$(0.28)
Adjustments, pre-tax:
Fair value and timing adjustments	0.1	6.1	—	—	6.2	0.11
Acquisition activities	4.4	—	0.2	0.2	4.8	0.08
Income tax effect of adjustments (1)	(1.1)	(1.5)	(0.1)	—	(2.7)	(0.05)
Adjusted (Loss) Earnings [Non-GAAP]	$(11.0)	$1.0	$13.9	$(8.2)	$(4.3)	$(0.14)

	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Nine Months Ended June 30, 2025
Net Income (Loss) [GAAP]	$263.0	$34.2	$44.0	$(29.7)	$311.5	$5.13
Adjustments, pre-tax:
Fair value and timing adjustments	—	(15.8)	—	—	(15.8)	(0.27)
Income tax effect of adjustments (1)	—	3.9	—	—	3.9	0.07
Adjusted Earnings (Loss) [Non-GAAP]	$263.0	$22.3	$44.0	$(29.7)	$299.6	$4.93

Nine Months Ended June 30, 2024
Net Income (Loss) [GAAP]	$249.4	$30.7	$18.5	$(21.8)	$276.8	$4.76
Adjustments, pre-tax:
Fair value and timing adjustments	0.1	(9.3)	—	—	(9.2)	(0.16)
Acquisition activities	4.4	—	2.1	0.2	6.7	0.12
Income tax effect of adjustments (1)	(1.1)	2.3	(0.5)	—	0.7	0.01
Adjusted Earnings (Loss) [Non-GAAP]	$252.8	$23.7	$20.1	$(21.6)	$275.0	$4.73

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Elimi- nations	Consoli- dated
Three Months Ended June 30, 2025
Operating Income [GAAP]	$16.6	$28.7	$23.8	$0.1	$—	$69.2
Operation and maintenance expenses	114.1	4.1	11.4	5.5	(4.5)	130.6
Depreciation and amortization	70.0	0.2	5.4	0.1	—	75.7
Taxes, other than income taxes	41.9	0.3	1.1	—	(0.1)	43.2
Less: Gross receipts tax expense	(19.6)	—	—	—	—	(19.6)
Contribution Margin [Non-GAAP]	223.0	33.3	41.7	5.7	(4.6)	299.1
Natural gas costs	104.9	9.8	0.5	—	(12.0)	103.2
Gross receipts tax expense	19.6	—	—	—	—	19.6
Operating Revenues	$347.5	$43.1	$42.2	$5.7	$(16.6)	$421.9

Three Months Ended June 30, 2024
Operating Income (Loss) [GAAP]	$17.0	$(5.2)	$18.8	$0.1	$—	$30.7
Operation and maintenance expenses	114.4	4.3	8.0	4.5	(4.5)	126.7
Depreciation and amortization	66.7	0.3	4.2	0.2	—	71.4
Taxes, other than income taxes	43.1	0.3	1.2	—	(0.2)	44.4
Less: Gross receipts tax expense	(22.4)	—	—	—	—	(22.4)
Contribution Margin [Non-GAAP]	218.8	(0.3)	32.2	4.8	(4.7)	250.8
Natural gas costs	131.5	21.5	0.3	—	(12.4)	140.9
Gross receipts tax expense	22.4	—	—	—	—	22.4
Operating Revenues	$372.7	$21.2	$32.5	$4.8	$(17.1)	$414.1

Nine Months Ended June 30, 2025
Operating Income [GAAP]	$416.4	$43.8	$62.9	$1.3	$—	$524.4
Operation and maintenance expenses	351.9	14.8	32.2	13.7	(13.3)	399.3
Depreciation and amortization	207.6	0.9	12.9	0.3	—	221.7
Taxes, other than income taxes	165.0	0.9	3.0	—	(0.1)	168.8
Less: Gross receipts tax expense	(101.4)	(0.2)	—	—	—	(101.6)
Contribution Margin [Non-GAAP]	1,039.5	60.2	111.0	15.3	(13.4)	1,212.6
Natural gas costs	790.3	69.3	3.1	—	(34.6)	828.1
Gross receipts tax expense	101.4	0.2	—	—	—	101.6
Operating Revenues	$1,931.2	$129.7	$114.1	$15.3	$(48.0)	$2,142.3

Nine Months Ended June 30, 2024
Operating Income (Loss) [GAAP]	$401.1	$39.5	$29.5	$(1.6)	$—	$468.5
Operation and maintenance expenses	352.7	14.9	26.0	14.2	(12.6)	395.2
Depreciation and amortization	196.3	1.1	9.5	0.4	—	207.3
Taxes, other than income taxes	175.4	1.1	3.0	—	—	179.5
Less: Gross receipts tax expense	(113.3)	(0.2)	—	—	—	(113.5)
Contribution Margin [Non-GAAP]	1,012.2	56.4	68.0	13.0	(12.6)	1,137.0
Natural gas costs	1,035.1	46.9	0.9	—	(34.2)	1,048.7
Gross receipts tax expense	113.3	0.2	—	—	—	113.5
Operating Revenues	$2,160.6	$103.5	$68.9	$13.0	$(46.8)	$2,299.2